Exhibit 99.1
For Immediate Release
Novelis Reports Record Financial Results
for the Second Quarter of Fiscal 2011
•	Net Income of $62 million

•	Record Adjusted EBITDA of $290 million, up 45%

•	Strong Free Cash Flow of $97 million, up $99 million

•	Solid Liquidity of $1.2 billion, up 113%
ATLANTA, November 10, 2010 — Novelis Inc., the world’s leading producer of aluminum rolled products, today reported net income attributable to its common shareholder of $62 million for the second quarter of fiscal year 2011. The Company also reported that Adjusted EBITDA and Liquidity reached record levels in the quarter.

	Q2FY11	Q2FY10	Q1FY11
(in $M)	9/30/2010	9/30/2009	6/30/2010
Net Income	$62	$195	$50
Adjusted EBITDA	$290	$200	$263
“Our momentum over the last year has continued into the second quarter,” said Phil Martens, Novelis President and COO. “These record results can be directly attributed to our relentless focus on product portfolio optimization, footprint optimization and cost management on a global basis. Today, we are a much stronger company operationally and financially.”
Shipments of aluminum rolled products totaled 737 kilotonnes for the second quarter of fiscal 2011, an increase of six percent compared to shipments of 693 kilotonnes in the second quarter of the previous year. This increase in shipments was driven by strong end-market conditions across all of our product segments globally, particularly can, automotive and electronics.
Net sales for the second quarter of fiscal 2011 were $2.5 billion, an increase of 16 percent compared to the $2.2 billion reported in the same period a year ago, the result of higher aluminum prices, higher conversion premiums and strength in the Company’s end-markets.
Adjusted EBITDA for the quarter was a record $290 million, representing a 45 percent increase from adjusted EBITDA of $200 million posted for the same period a year ago. Excluding the Company’s seasonably low third quarter, this represents five consecutive quarters of improvement. These record operating results were primarily due to strong global market demand, price increases as well as effective cost management and efficiency gains.

	Q2FY11	Q2FY10	Q1FY11
(in $M)	9/30/2010	9/30/2009	6/30/2010
Income Before Income Taxes	$129	$301	$74
Significant Items Affecting Comparisons:
Restructuring	(9)	(3)	(6)
Unrealized Gains (losses) on Derivatives	1	254	(47)
Adjusted Pre-tax Income	$137	$50	$127
Income before income taxes was $129 million for the second quarter of fiscal 2011, a decrease when compared to the $301 million reported in the same period of fiscal 2010. Excluding restructuring charges and unrealized gains on derivatives, adjusted pre-tax income increased 174 percent year-over-year.

	Q2FY11	Q2FY10	Q1FY11
(in $M)	9/30/2010	9/30/2009	6/30/2010
Cash and cash equivalents	$512	$246	$419
Overdrafts	(23)	(11)	(17)
Gross availability under the ABL facility	694	400	649
Borrowing availability limitation due to fixed charge coverage ratio	—	(80)	—
Total Liquidity	$1,183	$555	$1,051
Liquidity improved to $1.2 billion at the end of the second quarter of 2011, an increase of 113 percent from $555 million in liquidity reported for the same period in the previous year and a 13 percent increase compared to the first quarter of fiscal 2011.
“As of September 30, our liquidity remained strong,” said Steve Fisher, Chief Financial Officer for Novelis. “This record liquidity enables us to focus on making more strategic decisions about capital allocation.”
For the second quarter of fiscal 2011, free cash flow was $97 million, representing a significant increase from the negative $2 million reported in the second quarter of the previous year. “As a result of institutionalizing good risk management practices globally, we generated strong free cash flow in the second quarter and are on track this year to surpass our fiscal year 2010 free cash flow,” said Fisher.
Business Outlook
Excluding the typical seasonality in the third quarter, going forward, the Company expects continued strength across all of its regions. “While we are still running at capacity, we will release a meaningful amount of capacity in fiscal 2011 and plan to increase capacity, through debottlenecking, by 3 to 4 percent annually over the next few years with minimal capital investments,” said Martens.
Quarterly Report on Form 10-Q
The results described in this press release have been reported in detail on the Company’s Form 10-Q on file with the SEC, and investors are directed to that document for a complete explanation of the Company’s financial position and results through September 30, 2010. The Novelis Form 10-Q and other SEC filings are available for review on the Company’s website at www.novelis.com.
Second Quarter Fiscal 2011 Earnings Conference Call
Novelis will discuss its second quarter fiscal 2011 results via a live webcast and conference call for investors at 9:00 a.m. ET on Wednesday, November 10, 2010. Participants may access the webcast at https://cc.callinfo.com/r/1xivey5dmqqun. To join by telephone, dial toll-free in North

America at 800 891 8794, India toll-free at 0008001007106 or the international toll line at +1 212 231 2935. Access information may also be found at www.novelis.com/investors.
About Novelis
Novelis Inc. is the global leader in aluminum rolled products and aluminum can recycling. The Company operates in 11 countries, has approximately 11,600 employees and reported revenue of $8.7 billion in fiscal year 2010. Novelis supplies premium aluminum sheet and foil products to automotive, transportation, packaging, construction, industrial, electronics and printing markets throughout North America, Europe, Asia, and South America. Novelis is a subsidiary of Hindalco Industries Limited (BSE: HINDALCO), one of Asia’s largest integrated producers of aluminum and a leading copper producer. Hindalco is a flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, please visit www.novelis.com.
Non-GAAP Financial Measures
This press release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We think that these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrent with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA and Free Cash Flow.
Forward-Looking Statements
Statements made in this news release which describe Novelis’ intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” or similar expressions. Examples of such statements in this news release include our plans to increase production capacity and our stated view regarding our ability to generate free cash flow this fiscal year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and that Novelis’ actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our metal hedging activities, including our internal used beverage cans (UBCs) and smelter hedges; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing for future capital requirements; continuing obligations and other relationships resulting from our spin-off from Alcan Inc.; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; the impact of restructuring efforts in the future; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy, particularly sectors in which our customers operate; changes in the fair value of derivative instruments; cyclical demand and pricing within the principal markets for our products as well as seasonality in certain of our customers’ industries; changes in government regulations, particularly those affecting taxes, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our principal credit agreement and other financing agreements; the effect of taxes and changes in tax rates; and our indebtedness and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors included under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010 are specifically incorporated by reference into this news release.

Media Contact:	Investor Contact:
Charles Belbin +1 404 760 4120 charles.belbin@novelis.com	Isabel Janci +1 404 760 4164 isabel.janci@novelis.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions)

	Three Months		Six Months
	Ended		Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$2,524	$2,181	$5,057	$4,141

Cost of goods sold (exclusive of depreciation and amortization)	2,188	1,734	4,396	3,271
Selling, general and administrative expenses	97	77	178	151
Depreciation and amortization	104	92	207	192
Research and development expenses	9	9	18	17
Interest expense and amortization of debt issuance costs	40	44	79	87
Interest income	(3)	(3)	(6)	(6)

Gain on change in fair value of derivative instruments, net	(34)	(80)	(28)	(152)
Restructuring charges, net	9	3	15	6
Equity in net loss of non-consolidated affiliates	3	10	6	20
Other (income) expense, net	(18)	(6)	(11)	(19)

	2,395	1,880	4,854	3,567

Income before income taxes	129	301	203	574

Income tax provision	56	87	71	199

Net income	73	214	132	375
Net income attributable to noncontrolling interests	11	19	20	37

Net income attributable to our common shareholder	$62	$195	$112	$338

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions, except number of shares)

	September 30,	March 31,
	2010	2010

ASSETS
Current assets
Cash and cash equivalents	$512	$437
Accounts receivable (net of allowances of $5 and $4 as of September 30, 2010 and March 31, 2010)
— third parties	1,244	1,143
— related parties	12	24
Inventories	1,177	1,083
Prepaid expenses and other current assets	44	39
Fair value of derivative instruments	182	197
Deferred income tax assets	21	12

Total current assets	3,192	2,935
Property, plant and equipment, net	2,526	2,632
Goodwill	611	611
Intangible assets, net	724	749
Investment in and advances to non-consolidated affiliates	707	709
Fair value of derivative instruments, net of current portion	17	7
Long-term deferred income tax assets	14	5
Other long-term assets
— third parties	98	93
— related parties	20	21

Total assets	$7,909	$7,762

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long-term debt	$117	$116
Short-term borrowings	23	75
Accounts payable
— third parties	1,045	1,076
— related parties	47	53
Fair value of derivative instruments	145	110
Accrued expenses and other current liabilities	441	436
Deferred income tax liabilities	33	34

Total current liabilities	1,851	1,900

Long-term debt, net of current portion	2,477	2,480
Long-term deferred income tax liabilities	537	497
Accrued postretirement benefits	507	499
Other long-term liabilities	354	376

Total liabilities	5,726	5,752

Commitments and contingencies

Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of September 30, 2010 and March 31, 2010	—	—
Additional paid-in capital	3,530	3,530
Accumulated deficit	(1,446)	(1,558)
Accumulated other comprehensive loss	(62)	(103)

Total Novelis shareholder’s equity	2,022	1,869
Noncontrolling interests	161	141

Total equity	2,183	2,010

Total liabilities and shareholder’s equity	$7,909	$7,762

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)

	Six Months Ended
	September 30,
	2010	2009

OPERATING ACTIVITIES
Net income	$132	$375
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	207	192
Gain on change in fair value of derivative instruments, net	(28)	(152)
Deferred income taxes	18	196
Write-off and amortization of fair value adjustments, net	8	(98)
Equity in net loss of non-consolidated affiliates	6	20
Foreign exchange remeasurement of debt	1	(15)
Gain on sale of assets	(13)	(1)
Other, net	5	6
Changes in assets and liabilities:
Accounts receivable	(91)	(98)
Inventories	(84)	(84)
Accounts payable	(45)	97
Other current assets	(4)	4
Other current liabilities	16	(4)
Other noncurrent assets	(8)	(14)
Other noncurrent liabilities	4	27

Net cash provided by operating activities	124	451

INVESTING ACTIVITIES
Capital expenditures	(71)	(46)
Proceeds from sales of assets	18	4
Changes to investment in and advances to non-consolidated affiliates	—	2
Proceeds from related party loans receivable, net	11	14
Net proceeds (outflow) from settlement of derivative instruments	67	(403)

Net cash provided by (used in) investing activities	25	(429)

FINANCING ACTIVITIES
Proceeds from issuance of debt, third parties	—	177
Proceeds from issuance of debt, related parties	—	3
Principal payments, third parties	(8)	(16)
Principal payments, related parties	—	(94)
Short-term borrowings, net	(50)	(96)
Dividends, noncontrolling interest	(18)	(13)

Net cash used in financing activities	(76)	(39)

Net increase (decrease) in cash and cash equivalents	73	(17)
Effect of exchange rate changes on cash balances held in foreign currencies	2	15
Cash and cash equivalents — beginning of period	437	248

Cash and cash equivalents — end of period	$512	$246

RECONCILIATION FROM NET INCOME (LOSS) ATTRIBUTABLE TO OUR COMMON SHAREHOLDER TO ADJUSTED EBITDA
Novelis is providing disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
(in millions)	2010	2009	2010	2009

Net income attributable to our common shareholder	$62	$195	$112	$338
Noncontrolling interests	(11)	(19)	(20)	(37)
Income tax provision	(56)	(87)	(71)	(199)
Interest, net	(37)	(41)	(73)	(81)
Depreciation and amortization	(104)	(92)	(207)	(192)

EBITDA	270	434	483	847

Unrealized gain (loss) on derivatives	1	254	(46)	553
Proportional consolidation	(11)	(17)	(21)	(33)
Restructuring charges, net	(9)	(3)	(15)	(6)
Gain on sale of assets	—	—	13	1
Other income (expense), net	(1)	—	(1)	8

Adjusted EBITDA	$290	$200	$553	$324

     The following table shows Free cash flow as well as the ending balances of cash and cash equivalents (in millions).

	Three Months Ended		Three Months Ended		Six Months Ended
	June 30,		September 30,		September 30,
	2010	2009	2010	2009	2010	2009

Net cash provided by operating activities	$22	$256	$102	$195	$124	$451
Net cash provided by (used in) investing activities	27	(233)	(2)	(196)	25	(429)
Less: Proceeds from sales of assets	(15)	(3)	(3)	(1)	(18)	(4)

Free cash flow	$34	$20	$97	$(2)	$131	$18

Ending cash and cash equivalents	$419	$237	$512	$246	$512	$246